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                                                                   EXHIBIT 23.6

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Nationwide (Parent) Holdings Inc.:

  We consent to the incorporation by reference in the Registration Statement of Form S-4 of Golden State Bancorp Inc. of our report dated February 23, 1998 with respect to the consolidated balance sheets of First Nationwide (Parent) Holdings Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of First Nationwide (Parent) Holdings Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          /s/ KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP

Dallas, Texas
April 2, 1998